PDI, Inc. CONTACT:                                                                           INVESTOR CONTACTS:
Jeffrey E. Smith,                                                                                     Lippert/Heilshorn & Associates, Inc.
Chief Financial Officer                                                                          Kim Sutton Golodetz (kgolodetz@lhai.com)
(201) 258-8451                                                                                        (212) 838-3777
jesmith@pdi-inc.com                                                                            Bruce Voss (bvoss@lhai.com)
www.pdi-inc.com                                                                                  (310) 691-7100

PDI Signs Promotion Agreement with Major Pharmaceutical Company

SADDLE RIVER, N.J. (April 11, 2008) – PDI, Inc. (NASDAQ: PDII), a provider of commercialization services to the biopharmaceutical industry, today announced the signing of a four-year agreement with Novartis Pharmaceuticals Corporation, whereby PDI will deploy a field force to promote a Novartis branded product in the United States.

“This is the type of opportunity we envisioned when we established our new Product Commercialization business unit.  We entered into this agreement with Novartis following considerable due diligence, including extensive market research and demand forecasting,” said Michael Marquard, PDI’s chief executive officer.  “We are looking forward to leveraging our sales and marketing expertise to support this important opportunity.”

PDI currently intends to deploy approximately 100 full-time equivalent sales representatives who will call upon physicians nationwide.  PDI expects this initiative will be dilutive to earnings in 2008, but accretive to earnings beginning in 2009.

Novartis will continue to be responsible for manufacturing, regulatory, medical, clinical development, pricing, managed care contracting, and distribution for the product.  The agreement is subject to early termination under certain circumstances.

About PDI

PDI is a leading provider of contract sales teams to pharmaceutical companies, offering a range of sales support services designed to achieve their strategic and financial product objectives.  In addition, PDI also provides marketing research, physician interaction and medical education programs.  PDI’s services offer clients a range of promotional and educational options for the commercialization of their products throughout their lifecycles, from development through maturity.

In addition to Product Commercialization, PDI operates in two segments, Sales Services and Marketing Services.  Our Sales Services include Performance Sales Teams™, which are dedicated teams for specific customers; Select Access™, our targeted sales solution that leverages an existing infrastructure; and PDI ON DEMAND, innovative sales services that provide rapid, customized sales force solutions tailored to meet local, regional and seasonal needs.  Our Marketing Services include marketing research and consulting services through TVG in Dresher, PA, and medical communications services through Pharmakon in Schaumburg, IL.  In addition, PDI is a high-quality provider of continuing medical education through Vital Issues in Medicine (VIM®), located in Dresher, PA.  PDI's experience extends across multiple therapeutic categories and includes office- and hospital-based initiatives.

PDI's commitment is to deliver innovative solutions, unparalleled execution and superior results for its customers.  Recognized as an industry pioneer, PDI remains committed to continuous innovation and to retaining the industry's highest-quality employees.  For more information, please visit the Company's website at www.pdi-inc.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and financial performance. These statements are based on current expectations and assumptions involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI’s control.  These statements also involve known and unknown risks, uncertainties and other factors that may cause PDI’s actual results to be materially different from those expressed or implied by any forward-looking statement.  Such factors include, but are not limited to: changes in outsourcing trends or a reduction in promotional, marketing and sales expenditures in the pharmaceutical, biotechnology and life sciences industries; the loss of one or more significant clients or a material reduction in service revenues from such clients; the ability to fund and successfully implement PDI’s long-term strategic plan; the ability to successfully develop product commercialization opportunities; the ability to successfully identify, complete and integrate any future acquisitions and the effects of any such acquisitions on PDI’s ongoing business; the ability to meet performance goals in incentive-based and revenue sharing arrangements with clients; competition in our industry; the ability to attract and retain qualified sales representatives and other key employees and management personnel; product liability claims against PDI; changes in laws and healthcare regulations applicable to PDI’s industry or PDI’s, or its clients’, failure to comply with such laws and regulations; volatility of PDI’s stock price and fluctuations in its quarterly revenues and earnings; potential liabilities associated with insurance claims; failure of, or significant interruption to, the operation of its information technology and communications systems; and the risk factors detailed from time to time in PDI's periodic filings with the Securities and Exchange Commission, including without limitation, PDI's Annual Report on Form 10-K for the year ended December 31, 2007, and PDI's subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

#   #   #